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                                                                    EXHIBIT 11.1

                                    PCD Inc.
              STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

                                                                Basic           Diluted
                                                                Shares           Shares
                                                             ------------     ------------
For the year ended December 31, 1995
  Common stock outstanding, beginning of the period             4,561,032        4,561,032
  Weighted average common stock issued during the period            9,000            9,000
  Cheap stock outstanding during the period                            --           70,364
  Dilutive effect of common stock equivalents                          --          560,728
                                                             ------------     ------------
    Weighted average number of common
      and common equivalent shares outstanding                  4,570,032        5,201,124
                                                             ============     ============
    Net income                                                 $3,863,000       $3,863,000
                                                             ============     ============
    Net income per share                                            $0.85            $0.74
                                                             ============     ============

For the year ended December 31, 1996
  Common stock outstanding, beginning of the period             4,597,032        4,597,032
  Weighted average common stock issued during the period          881,298          881,298
  Dilutive effect of common stock equivalents                          --          813,523
                                                             ------------     ------------
    Weighted average number of common
      and common equivalent shares outstanding                  5,478,330        6,291,853
                                                             ============     ============
    Net income                                                 $4,785,000       $4,785,000
                                                             ============     ============
    Net income per share                                            $0.87            $0.76
                                                             ============     ============

For the year ended December 31, 1997
  Common stock outstanding, beginning of the period             5,854,733        5,854,733
  Weighted average common stock issued during the period           99,924           99,924
  Dilutive effect of common stock equivalents                          --               --
                                                             ------------     ------------
    Weighted average number of common
      and common equivalent shares outstanding                  5,954,657        5,954,657
                                                             ============     ============
    Net income (loss)                                        ($22,836,000)    ($22,836,000)
                                                             ============     ============
    Net income (loss) per share                                    ($3.83)          ($3.83)(1)
                                                             ============     ============
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(1) In 1997, Common Stock equivalents of 679,468 shares were not included in the calculation of diluted EPS.